NEWSIGHT IMAGING LTD.
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SHARE OPTION PLAN (2016)

TABLE OF CONTENTS

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1. **NAME**

This Plan, as amended from time to time, shall be known as the **Newsight Imaging Ltd. – Share Option Plan (2016)** (the "**Plan**").

2. **PURPOSE OF THE PLAN**

The Plan is intended to provide an incentive to retain, in the employ of Newsight Imaging Ltd. (the "**Company**") and its Subsidiaries, persons of training, experience, and ability, to attract new employees, directors, consultants and/or service providers whose services are considered valuable, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase Shares (as defined in Section 8 below) of the Company, pursuant to the approval of the Plan by the board of directors of the Company (the "**Board**").

All options granted hereunder, whether together or separately, shall be hereinafter referred to as the "**Options**".

3. **DEFINITIONS**

102 Option	means any Option granted to Employees pursuant to Section 102 of the Ordinance.
3(i) Option	means an Option granted pursuant to Section 3(i) of the Ordinance to any person who is a Non-Employee.
Approved 102 Option	means an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Optionee.
Capital Gain Option (CGO)	means an Approved 102 Option elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.
Companies Law	means the Israeli Companies Law 5759-1999, as now in effect or as hereafter amended.
Controlling Shareholder	shall have the meaning ascribed to it in Section 32(9) of the Ordinance.
Date of Grant	means, the date of grant of an Option, as determined by the Board and set forth in the Optionee's Option Agreement.
Employee	means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding any Controlling Shareholder, all as defined in the Ordinance from time to time.
IPO	means the initial public offering of the Company's shares.
ITA	means the Israeli Tax Authorities.
Non-Employee	means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.
Option	means an option to purchase one Share pursuant to the Plan.
Ordinance	means the Israeli Income Tax Ordinance [New Version], 1961 as now in effect or as hereafter amended.
Ordinary Income Option (OIO)	means an Approved 102 Option elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

Section 102	means section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.
Subsidiary	means any "employing company" within the meaning of Section 102(a) of the Ordinance.
Trustee	means any person appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.
Unapproved 102 Option	means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

4. ADMINISTRATION OF THE PLAN

4.1. The administration of the Plan shall be conducted by the Board either directly or through a remuneration committee appointed and maintained by the Board, inter alia, for such purpose (the "**Committee**"), which composition shall be determined by the Board subject to applicable law and the Articles of Association of the Company. The administration of the Plan shall include, but not be limited to, an annual review of the Plan and the recommendation to the Board of any amendments thereto. Notwithstanding the above, the Board shall automatically have a residual authority if the Committee shall not be constituted or if such Committee shall cease to operate for any reason whatsoever or if the Company considers the grant of Options to any member of the Committee.

4.2. The Committee shall elect one of its members as its chairperson (the "**Chairperson**") and shall hold its meetings at such times and places as the Chairperson shall determine. The Committee shall keep records of its meetings and subject to the articles of association of the Company ("**Articles**") may set such proceedings for the conduct of its meetings, as it shall deem advisable.

4.3. The Committee shall have full power and authority to discuss and to bring to the Board its recommendation regarding the following issues: (i) designation of participants (the "**Optionees**"); (ii) the kind of consideration payable (if any) with respect to Options; (iii) the period during which Options may be exercised, and whether in whole or in installments; (iv) interpretation of the Plan; (v) to prescribe, amend and rescind rules and regulations relating to the Plan; (vi) the terms and provisions of the Option Agreements; (vii) cancellation or suspension of Options, as necessary; (viii) the type of Options to be granted to an Optionee; (ix) determination of the Fair Market Value (as defined below) of the Shares; (x) to make an election as to the type of Approved 102 Option; and (xi) all other determinations deemed necessary or advisable for the administration of the Plan.

4.4. The Board shall have the authority to grant, at its discretion, to the holder of outstanding Options, in exchange for the surrender and cancellation of such Options, new Options having a purchase price equal to, lower than or higher than the Purchase Price of the original Options so surrendered and canceled and governed by such other terms and conditions as the Committee may prescribe in accordance with the provisions of the Plan.

4.5. Subject to the Articles, all decisions and selections made by the Board pursuant to the provisions of the Plan shall be made by a majority of its members, except that, subject to the provisions of the Companies Law, no member of the Board shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board relating to any Option to be granted to that member. Any decision reduced to writing and signed by all of the members who are authorized to make such decision shall be fully effective as if it had been made at a meeting duly held.

4.6. The interpretation and construction by the Board of any provision of the Plan shall be final and conclusive unless otherwise determined by the Board.

4.7. Subject to the provisions of the Articles and pursuant to the Board's resolution, and to all other approvals required under applicable law, each member of the Board shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan, unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Articles, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

4.8. For the purposes of this plan, "**Fair Market Value**" shall mean, as of any date, the value of a Share determined as follows:

4.8.1. If the Shares are listed on any established stock exchange or a national market system recognized by the Ordinance, including without limitation, the Tel-Aviv Stock Exchange, the NASDAQ National Market, the AIM of the London Stock Exchange or the London Stock Exchange itself, the Fair Market Value shall be the higher of (i) the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination and (ii) the average of the closing sales prices for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last 30 market trading days prior to time of determination, in each case as reported by any source as the Board deems reliable.

Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the Date of Grant the Company's shares are listed on any established stock exchange or a national market system or if the Company's shares will be registered for trading within ninety (90) days following the Date of Grant, the Fair Market Value of a Share at the Date of Grant shall be determined in accordance with the average value of the Company's shares on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as the case may be;

4.8.2. If the Shares are regularly quoted by a recognized securities dealer but selling prices required for a determination under Section 4.8.1 are not reported or are otherwise unavailable, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination; or

4.8.3. In the absence of an established market for the Shares or if selling prices required for a determination under Sections 4.8.1 or 4.8.2 are unavailable, the Fair Market Value shall be determined in good faith by the Board.

5. DESIGNATION OF PARTICIPANTS

5.1. The persons eligible for participation in the Plan as recipients of Options shall include any Employees, Non-Employees, directors, consultants, business partners and service providers of the Company or of any Subsidiary, provided, however, that (i) only Employees may be granted 102 Options; (ii) Non-Employees may only be granted 3(i) Options; and (iii) Controlling Shareholders may only be granted 3(i) Options.

5.2. The grant of Options hereunder shall neither entitle the Optionee to participate nor disqualify him from participating in any other grant of Options pursuant to this Plan or any other option or share incentive plan of the Company or any of its Subsidiaries.

5.3. To the extent applicable and anything in the Plan to the contrary notwithstanding, all grants of Options to directors and/or officers shall be authorized and implemented in accordance with the provisions of any applicable law, as in effect from time to time.

6. DESIGNATION OF OPTIONS PURSUANT TO SECTION 102

6.1. The Company may designate Options granted to Employees pursuant to Section 102 as Unapproved 102 Options or Approved 102 Options.

6.2. The grant of Approved 102 Options shall be made by the Board under this Plan, and shall be conditioned upon the approval of this Plan by the ITA.

6.3. Subject to the provisions of Section 6.4 below, Approved 102 Option may either be classified as Capital Gain Option ("**CGO**") or Ordinary Income Option ("**OIO**").

6.4. No Approved 102 Options may be granted under this Plan to any eligible Employee, unless and until, the Company's election of the type of Approved 102 Options as CGO or OIO granted to Employees (the "**Election**"), is appropriately filed with the ITA. Such Election shall become effective beginning the first date of grant of an Approved 102 Option under this Plan and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Options. The Election shall obligate the Company to grant only the type of Approved 102 Option it has elected, and shall apply to all Optionees who were granted Approved 102 Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Options simultaneously.

6.5. All Approved 102 Options must be held in trust by a Trustee, as described in Section 7 below.

6.6. For the avoidance of doubt, the designation of Unapproved 102 Options and Approved 102 Options shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and the regulations promulgated thereunder.

6.7. With regards to Approved 102 Options, the provisions of the Plan and/or the Option Agreement (as defined hereunder) shall be subject to the provisions of Section 102 and the ITA's approval, and the provisions of Section 102 and the ITA's approval shall be deemed an integral part of the Plan and of the Option Agreement. Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Option Agreement, shall be considered binding upon the Company and the Optionees.

7. TRUSTEE

7.1. Approved 102 Options which shall be granted under this Plan and/or any Shares allocated or issued upon exercise of such Approved 102 Options and/or other shares received subsequently

following any exercise of the Options, including bonus shares, shall be allocated or issued to the Trustee nominated by the Committee and held for the benefit of the Optionees for such period of time as required by Section 102 (the "**Holding Period**"). In case the requirements for Approved 102 Options are not met, the Approved 102 Options shall be regarded as Unapproved 102 Options, all in accordance with the provisions of Section 102.

7.2. Notwithstanding anything to the contrary, the Trustee shall not release, transfer, assign, pledge or otherwise dispose of any Shares allocated or issued upon exercise of Approved 102 Options prior to the full payment of the Optionee's tax liabilities arising from the grant of Approved 102 Options and/or the exercise of such Approved 102 Options.

7.3. Subject to the provisions of Section 102, an Optionee shall not sell or release from trust any Shares received upon the exercise of an Approved 102 Options and/or any shares received as a result of adjustment, including without limitation, bonus shares, until the lapse of the Holding Period. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 shall apply to and the consequences shall solely be borne by such Optionee.

7.4. As a condition to the grant of any Approved 102 Option, the Optionee will sign an Option Agreement under which the Optionee will agree to be subject to the trust agreement between the Company and the Trustee, stating, *inter alia*, that the Trustee will be released from any liability in respect of any action or decision duly taken and bona fide executed in relation to this Plan, or any Approved 102 Option or Share granted to the Optionee thereunder.

8. SHARES RESERVED FOR THE PLAN;

8.1. The Company has reserved authorized but unissued [6,579] Ordinary Shares, nominal value of NIS 0.1 per share, of the Company (the "**Shares**"), for the purposes of the Plan, subject to adjustments as set forth in Section 10 below. Any of such Shares, which are not subject to outstanding Options at the termination of the Plan, shall cease to be reserved for the purpose of the Plan, but until termination of the Plan the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan. Should any Options for any reason expire or be canceled prior to its exercise or relinquishment in full, the Shares then subject to such Options may again be subjected to Options under the Plan or under future plans.

8.2. An Optionee who purchases Shares hereunder upon exercise of Options shall have no voting rights as a shareholder (in any and all matters whatsoever) until the consummation of a public offering of the Company's shares (the "**IPO**"). Until an IPO, such Shares shall be voted by an irrevocable proxy (in the form attached to the Option Agreement, as defined below) (the "**Proxy**") pursuant to the directions of the Board, such Proxy to be made to representatives designated by the Board (the "**Representatives**"). Such Representatives shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by them, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of the Proxy unless arising out of such Representative's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the Representative(s) may have as a director or otherwise under the Company's Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise. For as long as the Shares are held in trust by the Trustee and are subject to Proxy, the Trustee shall not be obligated to exercise voting rights at the general meeting of the Shareholders nor notify the Optionee of any such meeting of the Shareholders.

8.3. Each Option granted pursuant to the Plan, shall be governed by a written agreement between the Company and the Optionee (the "**Option Agreement**"), in such form as the Board shall from time to time approve. Each Option Agreement shall be governed by this Plan and shall state, *inter alia*, the number of Shares to which the Option relates, the type of Option granted thereunder (whether a CGO, OIO, Unapproved 102 Option or a 3(i) Option), the vesting provisions and the exercise price.

9. PURCHASE PRICE

9.1. The purchase price of each Share subject to an Option thereof shall be determined by the Board in its sole and absolute discretion in accordance with applicable law, provided, however, that in no event shall the purchase price be less than the par value of each Share, or to the extent required pursuant to applicable law, not less than the Fair Market Value of a Share on the date the Option is granted (the "**Purchase Price**"). Each Option Agreement will set forth the Purchase Price determined for each Option.

9.2. The Purchase Price shall be denominated in the currency of the primary economic environment of either the Company (or any Subsidiary thereof that is the employer of the Optionee) or the Optionee (that is, the currency in which the Optionee is paid or, if the Optionee is not an employee of the Company or any Subsidiary thereof, in the currency of the country of residence of such Optionee) as determined by the Board.

9.3. The Purchase Price shall be payable upon the exercise of the Option in a form and manner satisfactory to the Board, including without limitation, by cash or cheque.

10. ADJUSTMENTS

Upon the occurrence of any of the following events, the Optionee's rights to purchase Shares under the Plan shall be adjusted as hereafter provided:

10.1. In the event of a merger, consolidation or reorganization of the Company with or into another company (the "**Successor Company**"), or the sale of all or substantially all of the assets or shares of the Company (the "**Transaction**") while unexercised Options (whether vested or unvested) remain outstanding under the Plan (the "**Unexercised Options**"), the Company shall exert its best efforts to cause the rights attached to such Unexercised Options not to be derogated as a result of the consummation of the Transaction, including but not limited to each Unexercised Option (vested or unvested) being continued, assumed, or substituted by an appropriate class and number of securities of the Successor Company (or a parent or subsidiary of the Successor Company) which were distributed to the shareholders of the Company pursuant to the Transaction in respect of the Shares, and appropriate adjustments shall be made to reflect such action, including adjustments to the amount of and Purchase Price per each Share underlying the Unexercised Options, and all other terms and conditions of the Option Agreements, such as the vesting dates, shall remain in force, all as will be determined by the Board at the time the Option is granted, whose determination shall be final.

10.2. Notwithstanding the above and subject to any applicable law, the Board may include additional provisions in any Option Agreement with respect to the Transaction mentioned in Section 10.1 above and shall have full power and authority to determine that in certain Option Agreements there shall be a clause instructing that, if in any such Transaction as described in section 10.1 above, the Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume or substitute for the Options, then the Vesting Dates shall be accelerated so that any unvested Option or any portion thereof shall be immediately vested as of the date which is ten (10) days prior to the effective date of the Transaction and any Options not exercised by ten (10) days prior to the effective date of the Transaction shall be

null and void and no consideration whatsoever shall be paid to the Optionees in connection with such Options.

10.3. For the purposes of Section 10.1 above, an Option shall be considered assumed or substituted if, following the Transaction, such Option confers on the holder thereof the right to purchase or receive, for each underlying Share immediately prior to the Transaction, the consideration (whether Shares, options, cash or other securities or property) received in the Transaction by holders of shares for each share held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Transaction does not consist solely of common stock or ordinary shares (or their equivalent) of the Successor Company or its parent or any subsidiary thereof, or is solely in cash, the Board may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Option to be solely common stock or ordinary shares (or their equivalent) of the Successor Company or its parent or any subsidiary thereof equal in Fair Market Value to the per share consideration received by holders of a majority of the outstanding shares in the Transaction; and provided further that the Board may determine, in its sole discretion, that in lieu of such assumption or substitution of Options for options of the Successor Company or its parent or any subsidiary thereof, such Options will be substituted for any other type of asset or property.

10.4. If the Company is voluntarily liquidated or dissolved while Unexercised Options remain outstanding under the Plan, excluding liquidation or dissolution executed for the purpose of reorganization of the Company or a Transaction as described in Section 10.1 above, then the Board, in its sole discretion, may determine that all such outstanding Unexercised Options may be exercised in full by the Optionees as of the effective date of any such liquidation or dissolution of the Company without regard to the vesting provisions of Section 13 hereof. If the Board determines that the outstanding Unexercised Options may be so exercised, all such outstanding Unexercised Options may be exercised in full by the Optionees giving notice in writing to the Company of their intention to so exercise.

10.5. If the outstanding Shares shall at any time be changed or exchanged by declaration of a share dividend (bonus shares), stock split, combination or exchange of shares, recapitalization, spin-off, or declaration of a material dividend (as determined by the Board) or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of Shares subject to the Plan or subject to any Options theretofore granted, and the Purchase Price, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Purchase Price, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding Shares. Upon occurrence of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the Plan (as set forth in Section 8 hereof), in respect of Unexercised Options, shall be appropriately adjusted, all as will be determined by the Board, whose determination shall be final.

10.6. Anything herein to the contrary notwithstanding, if prior to the completion of the IPO all of the shares are to be sold, or in case of a Transaction, all or substantially all of the securities of the Company are to be exchanged for securities of another company, then each Optionee shall be obliged to sell or exchange, as the case may be, any Shares such Optionee purchased under the Plan, in accordance with the instructions issued by the Board in connection with such Transaction or share exchange, and the Board's determination shall be final.

10.7. The Optionees' rights to sell the Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters in the IPO (or in any subsequent offering of the Company's securities).

11. TERMS AND EXERCISE OF OPTIONS

11.1. Options shall be exercised by the Optionee by giving written notice to the Company, in such form and method as may be determined by the Company from time to time and when applicable, by the Trustee in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company and the payment of the Purchase Price at its principal office. The notice shall specify the number of Shares with respect to which the Options are being exercised.

11.2. Each Option shall be exercisable following the vesting dates, subject to the provisions of the Plan and the respective Option Agreement. However, no Option shall be exercisable after the earlier of: (i) expiration of ten (10) years from the date of grant of the Option (the "**Expiration Date**"); or (ii) any different expiration date set forth in any specific Option Agreement.

11.3. Subject to the provisions of Section 11.4 below, all Options granted to an Optionee will immediately expire and the Shares covered by such Options shall revert to the Plan upon the earlier of (the "**Termination Date**") (i) termination of the Optionee's employment with or provision of services to the Company and/or any Subsidiary, or (ii) if the Optionee is employed by or provides services to a Subsidiary of the Company, on such date as the entity by which the Optionee is employed or to which the Optionee provides services ceases to be a Subsidiary of the Company. Notwithstanding the foregoing, in the event that termination of Optionee's employment with Company results from Optionee's commencement of employment with a Subsidiary, then the Committee may decide that Optionee's Options (whether vested or not) shall not terminate and that the terms of the grant shall apply as if Optionee was employed by the Subsidiary at the time of grant of the Options. In such event, the Committee may subject its decision to additional terms and conditions.

11.4. Notwithstanding the above, Options that are already vested on the Termination Date may be exercised after the Termination Date, during an additional period of time as specified below:

11.4.1. if prior to the Termination Date the Board authorizes an extension of the exercise period of all or part of the Options beyond the Termination Date, the Options vested on the Termination Date may be exercised for such extension period (but in no event after the period during which the Options would have been exercisable but for the event that triggered the Termination Date);

11.4.2. if (a) termination is without Cause (as defined below) or upon retirement of the Optionee, or (b) if the entity by which the Optionee is employed or to which the Optionee provides services ceases to be a Subsidiary of the Company, the Options vested on the Termination Date may be exercised within a period of two (2) months following the Termination Date;

11.4.3. if termination is the result of death or disability of the Optionee, the Options vested on the Termination Date may be exercised, subject to any applicable law, within a period of six (6) months following the Termination Date.

For the purposes of this Plan, the term "**Cause**" shall mean (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a reasonable

directive of the Board or the Company's Chief Executive Officer which involves the business of the Company or any of its Subsidiaries and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or any of its Subsidiaries; (iv) any breach of the Optionee's fiduciary duties or duties of care of the Company or any of its Subsidiaries, including without limitation disclosure of confidential information of the Company or any of its Subsidiaries; (v) any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Company or any of its Subsidiaries; and (vi) any other reason as may be defined as Cause in the Optionee's personal employment agreement.

11.5. To avoid doubt, the holders of Options shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any Options, nor shall they be deemed to be a class of shareholders or creditors of the Company for purpose of the operation of Sections 350 and 351 of the Companies Law or any successor to such Section, until registration of the Optionee as holder of such Shares in the Company's register of shareholders upon exercise of the Options in accordance with the provisions of the Plan, but in case of Options and Shares held by the Trustee, subject to the provisions of Section 7 of the Plan.

11.6. Any form of Option Agreement authorized pursuant to the Plan may contain such other provisions as the Board may, from time to time, deem advisable. Without limiting the foregoing, the Board may, with the consent of the Optionee, from time to time, cancel all or any portion of the Options then subject to exercise, and the Company's obligation in respect of such Option may be discharged by (i) payment to the Optionee of an amount in cash equal to the excess, if any, of the Fair Market Value of the Shares at the date of such cancellation (subject to the portion of the Option so canceled) over the aggregate Purchase Price of such Shares, (ii) issuance or transfer to the Optionee of Shares with a Fair Market Value at the date of such transfer equal to any such excess, or (iii) a combination of cash and Shares with a combined value equal to any such excess, all as determined by the Committee in its sole discretion.

11.7. With respect to Unapproved 102 Option, if the Optionee ceases to be employed by the Company or any Subsidiary, the Optionee shall extend to the Company and/or its Subsidiary a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102.

12. SHARES SUBJECT TO RIGHT OF FIRST REFUSAL

Unless otherwise determined by the Committee, until such time as the Company shall complete an IPO, an Optionee shall not have the right to sell Shares issued upon the exercise of an Option within six (6) months of the date of issuance of such Shares. Notwithstanding the above, unless otherwise determined by the Committee, until such time as the Company shall complete an IPO, the sale of Shares issuable upon the exercise of an Option shall be subject to a right of first refusal on the part of the Repurchaser(s) (as defined below).

For purposes of this Plan, "**Repurchaser(s)**" means the Company's existing shareholders (except for other Optionees who shall have already exercised their Options) having a right of first refusal according to the Company's articles of association, pro-rata in accordance with their shareholding. The Optionee shall give a notice of sale (the "**Notice**") to the Company in order to offer the Shares to the Repurchaser(s). The Notice shall specify the name of each proposed Repurchaser or other transferee ("**Proposed Transferee**"), the number of Shares offered for sale, the price per Share and the payment terms. The Repurchaser(s) shall be entitled, during the thirty (30) days after receipt of the Notice (the "**30-Day Period**"), to purchase all or any part of the offered Shares. If by the end of the 30-Day Period not all of the offered Shares shall have been purchased by the Repurchaser(s), the

Optionee shall be entitled to sell such offered Shares not purchased by the Repurchaser(s) at any time during the ninety (90) days following the 30-Day Period on terms not more favorable than those set out in the Notice, provided that the proposed transferee (i) is not a competitor of the Company, as defined by the Company, or controlling a competitor of the Company; and (ii) agrees in writing that the provisions of this Section shall continue to apply to the Shares purchased thereby in accordance with the terms of this Section. Any sale of Shares issued under the Plan by an Optionee that is not made in accordance with the Plan or the Option Agreement shall be null and void.

13. VESTING OF OPTIONS

The total number of Shares subject to Options granted to a Participant may, but not must, vest and therefore become exercisable in periodic installments that may, but not must, be equal. The Options may be subject to such other terms and conditions on the time or times when it may be exercised (as the Committee may deem appropriate). The vesting provisions of individual Options may vary at the Board discretion.

14. DIVIDENDS

With respect to all Shares (but not any Shares underlying Unexercised Options) allocated or issued upon the exercise of Options purchased by the Optionee and held by the Optionee or by the Trustee, as the case may be, the Optionee shall be entitled to receive, subject to the provisions of the Articles and applicable law, dividends in accordance with the quantity of such Shares, and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102.

15. ASSIGNABILITY AND SALE OF OPTIONS

15.1. Notwithstanding any other provision of the Plan, no Option or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Optionee each and all of such Optionee's rights to purchase Shares hereunder shall be exercisable only by the Optionee. Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

15.2. As long as Options or Shares purchased pursuant to the exercise thereof are held by the Trustee on behalf of the Optionee (as required by Section 102), all rights of the Optionee over the shares are personal and cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution. Any purported assignment, transfer or pledge of Options in contradiction to the provision of this Section shall cause the Options to immediately expire.

16. EFFECTIVE DATE AND TERM OF THE PLAN

The Plan shall become effective on the date that it is adopted by the Board (the "**Effective Date**"); provided, however, that no Option may be exercised until the Plan shall have been approved by the shareholders of the Company. Options may be granted under the Plan from and after the Effective Date.

17. AMENDMENTS OR TERMINATION

17.1. To the extent not otherwise prohibited or restricted by the laws or regulatory regime effective from time to time of any country in which the Company's securities are listed from time to time or in which Options are granted, the Board may at any time, but when applicable, after consultation with the Trustee, amend, alter, suspend or terminate the Plan. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee (with respect to Options granted to the Optionee prior to the date of such amendment, alteration,

suspension or termination), unless mutually agreed otherwise between the Optionee and the Company, which agreement must be in writing and signed by the Optionee and the Company, provided that no provision of the Plan which relates to any of the following shall be amended in any manner to the advantage of the Participants (as defined below) without the prior approval of the Company's shareholders at a general meeting (except for immaterial amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favorable tax, exchange control of regulatory treatment for Participants or for the Company or any Subsidiary):

17.1.1. the identity of persons to whom securities, cash or other benefits are provided under the Plan (the "**Participants**");

17.1.2. a limitation on the number of securities, cash or other benefits subject to the Plan; or

17.1.3. the basis for determining a Participant's entitlement to, and the terms of, securities, cash or other benefit to be provided and for the adjustment thereof in the event of a capitalization offering, rights offering or open offer, sub-division or consolidation of Shares or reduction of capital or any other variation.

17.2. Unless sooner terminated and unless extended by the Company, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board.

17.3. No Options may be granted under the Plan while the Plan is suspended or after it is exhausted or terminated.

18. GOVERMENT REGULATIONS

18.1. The implementation of the Plan, the grant of any Option under the Plan and the issuance of any Shares upon the exercise of any Options shall be subject to the Company's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Options granted under it and the Shares issued upon the exercise of any Options.

18.2. No Shares or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of all laws in Israel and any other jurisdiction in which Options may be granted under the Plan and until all applicable listing requirements of any stock exchange or listing authority on which Shares are then listed for trading are fulfilled.

19. CONTINUANCE OF EMPLOYMENT OR HIRED SERVICES

Neither the Plan nor any Option Agreement shall impose any obligation on the Company or any Subsidiary thereof to continue the employment of any Optionee or the engagement by the Company of any Optionee's services, and nothing in the Plan or in any Option Agreement shall confer upon any Optionee any right to continue in the employ or service of the Company or a Subsidiary thereof or restrict the right of the Company or a Subsidiary thereof to terminate such employment or service engagement at any time. The Options granted under the Plan shall be one-time benefits and shall not be taken into account for determining severance pay or any other amounts due to any Optionee.

20. TAX CONSEQUENCES

20.1. Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company, any of its Subsidiaries, the Trustee or the Optionee), shall be borne solely by the Optionee. The Company, its Subsidiaries and/or the Trustee shall withhold taxes according to the requirements under all applicable laws, rules and regulations, including withholding taxes at source. Furthermore, the Optionee hereby agrees to indemnify the Company and/or its Subsidiaries and/or the Trustee and hold them harmless against and from any and all liability

for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

20.2. The Company and/or, when applicable, the Trustee shall not be required to release any share certificate to an Optionee until all required payments have been fully made.

21. JURISDICTION AND GOVERNING LAW

21.1. This Plan and any Option Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the principles of conflict of laws.

21.2. Any dispute in relation to this Plan and any Option Agreement and the exercise of Options hereunder shall be submitted exclusively to the competent courts of Tel-Aviv, Israel which shall have sole jurisdiction in any matters pertaining thereto.

22. NON-EXCLUSIVITY OF THE PLAN

22.1. The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

22.2. For the avoidance of doubt, prior grants of options to Optionees of the Company under their employment agreements, and not within the framework of any previous option plan, shall not be deemed an approved incentive arrangement for the purpose of this Section 22.

23. MULTIPLE AGREEMENTS

The terms of each Option may differ from other Options granted under the Plan, either at the same time or at any other time. The Board may also make several grants of Options to a given Optionee during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that Optionee.

24. RULES PARTICULAR TO SPECIFIC COUNTRIES

Notwithstanding anything herein to the contrary, the terms and conditions of the Plan may be amended with respect to a particular country by means of an addendum to the Plan in the form of an Appendix, and to the extent that the terms and conditions set forth in any such Appendix conflict with any provisions of the Plan, the provisions of such Appendix shall govern. Terms and conditions set forth in such Appendix shall apply only to Options issued to Optionees under the jurisdiction of the specific country that is the subject of such Appendix and shall not apply to Options issued to Optionees not under the jurisdiction of such country. The adoption of any such Appendix shall be subject to the approval of the Board.

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